Exhibit 99.1

Chart Industries, Inc.	GTLS	Second Quarter 2014 Earnings Release Conference Call	July 31, 2014 10:30 AM ET

PARTICIPANTS
Corporate Participants

Michael F. Biehl – Executive Vice President and Chief Financial Officer, Chart Industries, Inc.
Samuel F. Thomas – Chairman, President & Chief Executive Officer, Chart Industries, Inc.
Other Participants

Eric A. Stine – Analyst, Craig-Hallum Capital Group LLC
Noah Kaye – Analyst, Northland Securities, Inc.
Kathryn I. Thompson – Analyst, Thompson Research Group LLC
Rob Brown – Analyst, Lake Street Capital Markets LLC
Chase A. Jacobson – Analyst, William Blair & Co. LLC
Igor Levi – Analyst, Morgan Stanley & Co. LLC
Martin W. Malloy – Analyst, Johnson Rice & Co. LLC
Greg McKinley – Analyst, Dougherty & Co. LLC
Justin S. Jenkins – Analyst, Raymond James & Associates, Inc.
Alexander E. Potter – Analyst, Piper Jaffray & Co.

MANAGEMENT DISCUSSION SECTION
Operator: Good morning and welcome to the Chart Industries, Inc. 2014 Second Quarter Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s website at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until Thursday, August 7th. The replay information is contained in the company’s earnings release.

Before we begin, the company would like to remind you that the statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events, or results to differ materially from those expressed or implied in the forward-looking statements. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and the latest filings with the SEC. These filings are available through the Investor Relations section of the Company’s website or through the SEC website, www.sec.gov. The Company undertakes no obligation to update publicly, or revise any forward-looking statement.

I would like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and CFO. You may begin your conference.

E

Michael F. Biehl, Executive Vice President and Chief Financial Officer, Chart Industries, Inc.

Thank you, Brad. Good morning everyone. Thanks for joining us today. I’ll begin by giving you a brief overview of our second quarter results and Sam Thomas will provide comments on current market trends we see in each of our business segments. I’ll then finish up by commenting on our outlook for the remainder of 2014.

We reported net income for the second quarter of 2014 of $20.1 million, or $0.65 per diluted share. This included acquisition related and facility startup costs of approximately $2 million, or $0.04 per diluted share. This quarter also includes a $0.01 per diluted share impact associated with additional shares taken into account from our convertible notes. Excluding these items, earnings per share for the second quarter of 2014 would have been $0.70 per diluted share as compared to second quarter of 2013 net income of $20 million, or $0.64 per diluted share. The prior year quarter earnings would have been $0.70 per diluted share excluding $4.8 million of acquisition related costs and flood damage expenses sustained at our Decin, Czech Republic facility as well as $0.02 per diluted share impact associated with the convertible notes.

Sales for the quarter were $307 million and represented an increase of 3% compared to net sales of $298 million a year ago. Improvement was largely due to additional project volume in E&C’s process systems segment offset by shortfall in BioMedical commercial oxygen generation systems.

Our gross profit for the quarter was $92.2 million or 30% of sales compared with $89.8 million or 30.1% of sales a year ago. Gross profit improved as a result of higher project revenues in E&C and a favorable product mix in D&C – I’m sorry – in D&S. In addition, lower volume in commercial oxygen generation system projects along with higher respiratory warranty costs in BioMedical partially offset some of the improvement.

With respect to the E&C business, sales increased 18% to $93 million in the second quarter, led by improvement in our process systems segment with higher LNG and natural gas processing-related projects. Gross margins were 26.5% compared to 29% in the prior year quarter. Decline in margin percentage is due to larger volume of both lower margin base-load LNG, industrial gas-related projects. In addition to startup costs of the E&C’s new facility in Wuxi, China it has expanded the La Crosse, Wisconsin facility.

In D&S, second quarter sales increased 1% year-over-year to $149 million, as LNG sales in North America and Europe offset lower than expected China LNG shipments due to customer delays. Gross margins for D&S improved to 30.6% compared to 28.4% a year ago, due to regional and product mix weighted more toward higher margin products. The result also includes the favorable impact from resolution of an LNG contract which was partially canceled during the quarter. This normalizes the year-to-date project margin as it offset cost incurred during the first quarter.

In our BioMedical business, sales declined 10% to $65 million in the second quarter 2014 compared with $72 million for the same quarter in the prior year. This decrease represents lower sales of commercial oxygen generation systems due to lower than anticipated large project orders for this product line and delays in project timing. While BioMedical respiratory therapy business finished $2.2 million short of the prior year, it improved 35% sequentially. We’re beginning to see positive signs in the global respiratory market. Our cryobiological storage business grew 14% year-over-year and helped to offset the shortfall in the respiratory business. BioMedical gross profit margin declined to 33.8% in the quarter compared with 34.7% for the same period in 2013 due to lower volume in commercial oxygen generation systems and higher warranty costs associated with respiratory therapy products.

SG&A expenses for the quarter were $53.7 million, up $1.8 million from the same quarter a year ago. The increase was largely due to higher employee related costs, primarily in D&S LNG, and we continue to invest in growth opportunities along with startup costs associated with E&C’s Wuxi acquisition in China which closed during the quarter. SG&A as a percentage of sales was 17.5% compared to 17.4% in the prior year quarter.

Net interest expense was $4.1 million in the second quarter which included $2.6 million of non-cash accretion expense associated with the company’s convertible notes. Cash interest for the quarter was just $1.5 million.

Income tax expense was $8.8 million for the second quarter and represented an effective tax rate of 30.2% compared to an effective tax rate of 27.9% in the prior year quarter. The increase in the effective tax rate was due to the expiration of the R&D credit at the end of 2013 in addition to a higher mix of U.S. earnings that are taxed at a higher rate.

I’ll now turn the call over to Sam Thomas.

Samuel F. Thomas, Chairman, President & Chief Executive Officer, Chart Industries, Inc.

Thank you, Michael, and good morning, everyone. While we’ve faced some near term headwinds this quarter, we remain confident in our go-to market strategy and the long-term global growth drivers in the markets we serve.

Sequential orders improved in the second quarter 2014 from the first quarter of 2014 as D&S and BioMedical both grew in excess of 10% while E&C was lower by 13% due to timing of project awards. We’re very excited by the announcement of three significant awards for liquefaction over the past 60 days, including the two awards we announced today which will be reflected in our third quarter backlog. This represents in excess of $80 million of new LNG awards during that period for our E&C business. Demand to small to mid-scale liquefaction plants continues to grow and represents one of the most cost-effective avenues to provide LNG as a fuel for transportation.

Our D&S business continues to grow globally as we saw a 19% increase in sequential order intake. Demand for LNG equipment worldwide continues to grow, and we see more balanced global interests led by demand growth in Asia. We’ve made progress during the quarter in ramping up our La Crosse, Wisconsin brazed aluminum heat exchanger facility expansion. In addition, we held a ground breaking in China at our new greenfield site near Changzhou as planned. Finally, we closed the Wuxi acquisition in China.

Let me comment now on specific highlights for each of our business segments. Our E&C booked $57 million of orders in the second quarter including the previously announced LNG Holdings liquefaction plant. While this is down sequentially from the $65 million we booked in the first quarter, timing of award projects are often lumpy as evidenced by today’s announcement of two awards for more than $60 million in third quarter.

Small to mid-scale LNG opportunities continue to evolve. These facilities will use Chart’s proprietary liquefaction technology and will be used for diesel replacement merchant supply. Our capacity addition in La Crosse enables us to typically manufacture a standard LNG plant in 12 to 16 months, delivering the fastest turnaround time from final investment decision to delivering LNG available in the market.

We also announced the Golar Floating LNG project award today from Black & Veatch. We will be providing multiple cold boxes each containing brazed aluminum heat exchangers. Chart’s heat exchanger technology and know-how delivers unique advantages for use in floating applications due to size and capacity flexibility.

We closed our E&C acquisition in Wuxi, China during the second quarter. As a reminder, this acquisition will add manufacturing capacity for low-pressure brazed aluminum heat exchangers for air separation applications and fabrication of cold boxes for LNG liquefaction and other petrochemical projects in Asia.
We’ve already begun the process of moving our current E&C cold box fabrication operation out of the D&S facility in Changzhou, China. We anticipate this transition and associated startup-related spending to be complete during the third quarter.

We continue to see opportunities from shale gas development, whether dry, wet or associated with tight oil production. The recent introduction of Bakken flare gas regulations in North Dakota is a good example of how Chart products can help companies achieve regulatory hurdles.

Moving on to D&S, we booked orders of $163 million in the second quarter, which includes an $8 million reduction from the partial contract cancellation announced in our previous earnings release. Despite that adjustment, second quarter orders were up 15% from our first quarter orders of $143 million. Sequentially, for LNG related orders, China continues its growth delivering a 9% increase. In the U.S., we experienced strong LNG order growth of 18% from the previous quarter.

During the quarter, we announced a strategic supply agreement with Hanas New Energy in China to supply 50 permanent LNG fuel stations over the next 30 months. To date, we’ve received approximately $7 million in orders associated with this agreement.

We broke ground on a greenfield site near our Changzhou operation during the quarter and expect a completion in the first half of 2015. Despite lower than anticipated China sales in the first half of 2014, which we view as a timing issue, the market continues to grow as our orders remain strong. We are confident of the long-term growth in China and this expansion will allow us to meet expected future demand.

North American industrial gas activity has continued to improve during the second quarter as we saw a 23% increase in sequential order growth from the first quarter and a 14% increase in revenue after the weather-related impacts we experienced during the first quarter.

Our LNG vehicle fuel system production for the U.S. market continues to grow steadily. Volumes for the first six months of 2014 exceeded that of all 2013. In Europe, both industrial gas and LNG demand is improving. We continue to innovate, for example, we are now working with VTG, a leading European railcar and leasing and logistics company on LNG railcar prototypes, and we are the first LNG truck fuel tank manufacturer to receive ECE certification.

In our BioMedical segment, orders of $61 million were up 10% compared to $55 million in the first quarter. Respiratory orders were up 7% from the first quarter, and as Michael mentioned earlier, sales for respiratory therapy equipment in the second quarter improved 35% sequentially. We’re cautiously optimistic as we continue to see signs of an improving U.S. respiratory market. We will monitor the market closely while we continue to focus internally on cost reduction initiatives.

Cryobiological cold storage orders were up 12% from the first quarter and 10% from 2013. We formed new customer relationships that will allow us to meet developing customer needs further as anticipated spending on R&D growth, especially in Asia.

On site gas generation orders for the quarter improved 46% sequentially, while sales results were down as environmental project order timings slipped into 2015. We anticipate long-term growth in this market and have improved lead-times with our standard products while investing in human capital to prepare for the future.

Michael will now provide you with our outlook for the remainder of 2014.

Michael F. Biehl, Executive Vice President and Chief Financial Officer, Chart Industries, Inc.

Thanks, Sam. As mentioned earlier, customer delays have impacted our results in D&S China. In addition, Chinese regulatory approvals for mobile fueling stations and certain mobile equipment have caused shipment delays.

BioMedical orders, while improving, are still erratic month-to-month. These events have caused us to reevaluate our anticipated results for the remainder of the year, as such we are adjusting our sales and earnings guidance.

Sales for 2014 are now expected to be in the range of $1.22 billion to $1.27 billion. And diluted earnings per share expected to be in the range of $2.85 to $3.15 per diluted share, an approximately 31 million weighted average shares outstanding. This excludes any dilution impact resulting from the notes or any acquisition related costs.

This compares with previous sales guidance of $1.25 billion to $1.3 billion and earnings guidance of $3.00 to $3.40 per diluted share on approximately 30.7 million weighted average shares outstanding. This also excluded any dilution impact resulting from notes or any acquisition related costs.

I would like to open it up for questions. Brad, please provide instructions to the participants to be able to ask questions.

QUESTION AND ANSWER SECTION
Operator: Our first question comes from the line of Eric Stine from Craig-Hallum. Sir, you may begin.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Hi, Sam. Hi Michael.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Maybe we can just start with the customer delays. Could you give me, you know, just a little more clarity there, whether it was a handful of customers or more broad based, and then also just provide some details. You mentioned government approval projects and that’s pushing some things out.

<A – Sam Thomas – Chart Industries, Inc.>: Yeah, most of this is associated either with our IMCs, or packaged skid-mounted fuel stations, in China, where there have been new regulations promulgated and it actually prevented putting new stations into operation during the period. Those regulations have now been finalized for the Beijing region and are expected to be published shortly as a national standard. So we expect to see that move forward, but it affected a handful of customers but a significant part of our total sales.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Yeah, and those are not, I mean, is that something that is going to persist for a while even though these are finalized that it’s not something obviously you don’t anticipate that you’re going to make up all of that in 2014?

<A – Sam Thomas – Chart Industries, Inc.>: It’s difficult; the local folks are optimistic that they’ll make up a large part of it in 2014. Seeing the speed that and the challenges they have had, I expect it will go into 2015, particularly with PetroChina.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. Got it. That’s helpful. Maybe just turning to small and mid-scale liquefaction and the project with Bechtel, just wondering if you could talk about what the pipeline looks like with Bechtel in those projects and then just looking for some feedback in the market on your modular LNG offering, I think that’s been in the market for about a year and given that’s the way the market is going, just what you’re hearing from your customers?

<A – Sam Thomas – Chart Industries, Inc.>: Well, as you know, we’ve announced a number of orders now for both 100,000 and 450,000 gallons per day plants. They’re in our pipeline. There continue to be a number of opportunities for companies in most regions of the United States, East Coast, Gulf Coast, West Coast, Canada, that we’re actively pursuing with a number of partners and potential customers. So, I would say that, the market has evolved, so that there are more people looking at 100,000 gallon/day liquefiers, and now there is more activity on the larger 250,000 gallon and 400,000 gallon per day liquefiers, so it looks very encouraging.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. Maybe last one for me, just moving to BioMed, clearly some signs, early signs of optimism. I mean, what do you need to see before you’re truly convinced that there is a recovery here, and that second quarter was not just a recovery or kind of a bounce back from Q1?

<A – Sam Thomas – Chart Industries, Inc.>: The challenge is as we see also with orders in the industrial gas market, they are erratic. Customers are more positive in their view of the future and see things improving. But we do see a strong month or a strong weeks followed by quiet weeks. So it’s challenging to see – to say at what pace we’re actually proceeding. It’s not unlike the U.S. GDP numbers where we have a negative first quarter, and a very strong second quarter. I can only characterize them as erratic. The optimism is there. The view is we’re headed in the right direction for stronger demand and more stable markets, but in terms of orders received on a daily basis, it’s up and down.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: In terms of industry destocking, where do you see that right now?

<A – Sam Thomas – Chart Industries, Inc.>: I think in general that in both North America and in Europe, destocking levels have continued to come down.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. Thanks a lot.

Operator: Our next question comes from the line of Colin Rusch from Northland Capital. Your line is now open.

<Q – Noah Kaye – Northland Securities, Inc.>: Hello, gentlemen. It’s Noah Kaye in for Colin. Going back to China, can we get an updated estimate versus what was put out during the Analyst Day in terms of stations and vehicles in 2014 and 2015, and how you think your share of growth is tracking?

<A – Sam Thomas – Chart Industries, Inc.>: I wouldn’t have an update since that Analyst Day, eight weeks ago.

<Q – Noah Kaye – Northland Securities, Inc.>: I mean, I guess the question is how have these delays kind of impacted the overview for the overall industry for the year, and do you see any reason, why that will materially affect next year?

<A – Sam Thomas – Chart Industries, Inc.>: The view is very positive that activity levels are increasing and our customers tell us that it’s going to move forward rapidly, which is consistent with what we forecast at the Analyst Day. To change that forecast would assume we’ve got precision in our forecasting ability and our customers have precision in their forecasting ability, which clearly isn’t there, based on our recent forecast.

<A – Michael Biehl – Chart Industries, Inc.>: And the order intake continues to be strong in China. You know, for our equipment it just, the disconnect is on the sales side of it because of these customer delays and the regulatory delays over there. So once I think that works through, and again some of it’s going to push into 2015, our expectation is that 2015 is going to have, you know, the growth that we originally mentioned at the Analyst Day.

<Q – Noah Kaye – Northland Securities, Inc.>: And have you changed at all your timeframe for the ramp in Changzhou?

<A – Michael Biehl – Chart Industries, Inc.>: No, we have not in terms of the facility expansion, we continue to move forward on that, and that will be complete in the first half of 2015. And we still believe that, you know, we need to get that in place to handle the opportunities that we’re going to see, you know, continuing to come forward and ramping up next year.

<Q – Noah Kaye – Northland Securities, Inc.>: Great, great. And you know, in terms of how share is tracking, you believe that the share continues to be about, you know, what you had said in terms of roughly, you know, 20% of the overall market?

<A – Sam Thomas – Chart Industries, Inc.>: Yes. I wouldn’t attempt to try and give you with precision what our market share is on a quarter-by-quarter basis.

<Q – Noah Kaye – Northland Securities, Inc.>: Sure. Understood. And finally just, you know, back turning to, you know, the liquefaction business, can you give us a little bit more color. You talked about, you know, your competitive advantage in terms of lead times. You know, when do you see for the projects that have been announced, you know, those flowing through into revenues and if you could, sort of, comment generally from an industry perspective on some of the potential reforms to the permitting process that appear to be going on in the U.S. and how you think that, you know, may benefit?

<A – Sam Thomas – Chart Industries, Inc.>: I would anticipate that the majority of the revenue would be delivered on the orders we have announced in 2015. There may be some that bleeds over into the first half of 2016 depending on the overall project timing.

In terms of enhancements to approval processes, I don’t think in general that that’s the gating factor for moving forward on projects.

<Q – Noah Kaye – Northland Securities, Inc.>: Okay. Thank you very much gentlemen.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Our next question comes from the line of Kathryn Thompson from Thompson Research Group. Your line is now open.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Thank you for taking my questions today. You hedge a little bit of questions about the new projects that may be in terms of the revenue flow through. Could you discuss the potential margin profile for these, point one. And then the point two, what can we do to gain confidence that we don’t run the into the same type of issues you had with another large customer in that E&C segment as these larger projects flow through. In other words, what have you done to set up some risk management on the front end to prevent margin issues going forward?

<A – Sam Thomas – Chart Industries, Inc.>: First, I would anticipate the gross margins on these projects to be consistent with gross margins for E&C overall. Second aspect is that these cold boxes – the cold box fabrication for these are at a significantly lower level of complexity, are standardized designs which we have built previously. So we have a much better handle on them compared to the large base-load LNG facilities which had continuous engineering changes going on while we were in fabrication, which was the primary source of the challenges.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Perfect. Where do you stand, you’ve spoken in the past couple quarters, about the flow through of real margin projects through E&C, mostly heading into first half. How do these flow through in second half, and when should we think about returning or approaching to the more 30% type margin – the high 20s or low 30% type margin for E&C?

<A – Sam Thomas – Chart Industries, Inc.>: The remaining large base-load LNG projects will flow through between now and the first quarter of 2015. There is additional work going on in 2016 on one remaining cold box. But we’re in active discussions of ways to improve the margins on that by providing enhanced deliveries to the customer.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. Could you quantify the impact of the – you talked about your D&S segment benefiting from partial contract cancellation? Could you quantify that impact in the quarter just reported?

<A – Sam Thomas – Chart Industries, Inc.>: I think that the best way to do that was just – is that, as we stated, that if you look at the year-to-date gross margin for D&S overall, which was roughly two margin points different between the first quarter and the second quarter. That shows that there were costs absorbed associated with that contract in the first quarter that were not reflected with any change orders. And there were relatively few costs associated with that project in the second quarter and came to a contract settlement with the customer. So that swing is the 1% either way on the gross margin is generally the impact.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. So about 100 basis points.

<A – Sam Thomas – Chart Industries, Inc.>: Yes.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. And then finally, when thinking about modeling that BioMedical, as you’ve made some progress, how should we think about modeling as we go into the back half of the year and as we rollover into early 2015, just so we can manage our expectations so we don’t get over the tips of our skis, so to speak, with margins.

<A – Michael Biehl – Chart Industries, Inc.>: For the year, BioMed will be now flat to down. Compared to last year, margins are still expected in the year to be in the mid-30%, 35% range. So we’d expect a little bit of pick up in the second half.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. Perfect. That helps. Thank you.

Operator: Our next question comes from the line of Rob Brown from Lake Street Capital Markets. Your line is now open.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Good morning. Just wanted to follow-up on the contract push out. You said it was sort of move into 2015. Is your thinking that it would just layer into the 2015 numbers or does everything slide to the right?

<A – Sam Thomas – Chart Industries, Inc.>: You’re referring to China discussion?

<Q – Rob Brown – Lake Street Capital Markets LLC>: Yeah, the China discussion, I think Michael talked about some of the revenue pushing into 2015 rather than just sort of going away. And I am just wondering if it, does it layer on and do you have sort of a better 2015 than maybe you thought before, or does that just sort of push out?

<A – Sam Thomas – Chart Industries, Inc.>: We haven’t forecast 2015, so I don’t know how to respond.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay. Maybe I’ll ask this way. If those contracts sort of move into 2015, do they double up from maybe what you were thinking or what they were thinking to do in 2015 or does it just sort of push their projects out and do they sort of delay everything?

<A – Michael Biehl – Chart Industries, Inc.>: That wouldn’t be our expectation right now that they would double up.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay. Good. And then maybe...

<A – Sam Thomas – Chart Industries, Inc.>: You might understand that we’re feeling a little bit circumspect about our forecasting abilities, particularly with regard to timing at the moment, Rob.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay. Yeah, I understand. Sorry to push you into a corner there. On the European rail business, you talked about a project with an LNG railcar, maybe give us a sense of what’s happening with the rail market in Europe. Are you seeing – is this just test phase or are you seeing more activity in Europe around the LNG rail market?

<A – Sam Thomas – Chart Industries, Inc.>: It’s serious interest, and it’s a real project to build prototype railcars. Our customer is fairly bullish and enthusiastic. But I don’t have sufficient knowledge of the timing of the implementation in the rail industry in Europe, or the rail industry anywhere, actually, to give you a good feel.

I think that -- it makes sense, and it has a high likelihood of being used. But at this stage of the development, it’s very hard to call timing for commercial applications.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Good. And then last question on the LNG truck tanks. You said the first half was sort of better than or equal to all of last year. What are the trends you’re seeing there? Is that continuing to ramp into next year? And is it – were there some one-time orders or what’s sort of the LNG truck tank outlook for the next sort of 18 months?

<A – Sam Thomas – Chart Industries, Inc.>: It’s positive. We’re winning orders from a broader number of customers. We’re still at, generally, what each fleet that’s buying considers to be trials or their first or second go-around. And we expect to see orders from additional fleets – additional customers during this year with continuing interest. It will be helped significantly, as more LNG merchant liquid becomes available for the transportation market.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Thank you. I’ll turn it over.

Operator: Our next question comes from the line of Chase Jacobson from William Blair. Your line is now open.

<Q – Chase Jacobson – William Blair & Co. LLC>: Yeah. Hi. It’s Chase Jacobson. Just a couple of questions on the guidance. First, on the revenue guidance, is the reduction because of the delays that were experienced this quarter or does it take into account a potential for further delays?

And also just on a percentage basis, it’s small, but I noticed that the reduction in the mid-point of the EPS guidance is a little bit more than the reduction in the earnings guidance. Does that have to do with the cost – the expansion costs or does that just have to do with margin on what’s in your backlog?

<A – Michael Biehl – Chart Industries, Inc.>: Did you mean sales guidance or the – you said the EPS...

<Q – Chase Jacobson – William Blair & Co. LLC>: Yeah. So, first, on the sales guidance, is the lower guidance because of the delays this quarter or does it take into account future delays also or risk of future delays as well?

<A – Michael Biehl – Chart Industries, Inc.>: It takes into account sort of a lowering of our expectations because of those delays for this year...

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay.

<A – Michael Biehl – Chart Industries, Inc.>: ... in addition to this quarter. On both the – in China in terms of their business in D&S and also on the BioMedical commercial products business.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. And then, I guess, the second part of the question was the mid-point of the EPS guidance was just a little bit – was down a little bit more than the mid-point of the revenue guidance. So is there anything to read into that in terms of the expansion costs or just margin, in general?

<A – Michael Biehl – Chart Industries, Inc.>: No, I don’t think so. It’s just, certainly, expansion costs have an impact on the start-up costs, but we’ve had both at La Crosse and at the Wuxi facility that we’ve factored in here now. In addition to, there is a slight difference of share count that we had in our forecast from last quarter that will create a $0.01 or $0.02 difference, but nothing else to read into that.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. And, Sam, you guys have done a pretty good job over the last year on petrochem and industrial gas. We’ve been hearing mixed from a lot of contractors in terms of what the future of the U.S. chemical market looks like, and most are optimistic long-term. But hearing about, you know, projects being pushed out and customers going back and pressuring their supply chain. Can you give us any update on what’s going on in the U.S. chemical market from that standpoint?

<A – Sam Thomas – Chart Industries, Inc.>: Sure. I think that the comments you are suggesting coming from the marketplace are true and anticipated. We’re getting after a number of, in particular, ethylene projects going forward. Those later in the queue always become questionable and they’re always more worried about the potential payback.

You have to understandable that for both the ethylene projects and the propylene projects that we participate in, the projects that have been announced and are already going forward, do make a significant difference in the total global capacity of ethylene and propylene and we anticipate that there will be a slowdown in the number of orders compared to what we have seen over the last 18 months going forward, so that you’re apt to see only perhaps one ethylene project a year.

I mean, it’s fairly typical that a petrochemical capacity build out, it will be fairly strong for two to four years and then go through a cyclic lull, and I believe there are still a couple of projects on ethylene that are apt to go forward. But I think there will be a pronounced slow down for a period of time for several years following that.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. Thank you.

Operator: Our next question comes from the line of Igor Levi of Morgan Stanley, your line is now open.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Hey guys.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning, Igor.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Could you talk a bit about the FLNG opportunity. Do you see more of these orders on the horizon? Just looking for some color on potential size and timing of this market for you.

<A – Sam Thomas – Chart Industries, Inc.>: We’ve got a number of potential FLNG projects where we’re either a heat exchanger or cold box supplier or potentially providing a full liquefaction package. We think it’s a significant opportunity. It’s very hard to weigh commercially the advantages of specific projects at this point, and timing. But there is an increased level of interest similar to what we see for mid-scale LNG plants. Whether they’re land based or to be based as floating plants. I think that the floating plants are apt to be associated with relatively smaller gas yields or stranded gas in various parts of the world as opposed to North American opportunities, although there are a couple of exceptions.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Thank you. And you mentioned that this was a modularized LNG system so it fits what you guys provide very nicely. How big was this system for this particular order?

<A – Sam Thomas – Chart Industries, Inc.>: I don’t have that readily at hand. I think I would refer you to Black & Veatch as to what they have said.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Okay. And have you seen any change in the LNG versus CNG mix when it comes to demand for class – for the Class A to natural gas trucks?

<A – Sam Thomas – Chart Industries, Inc.>: Well, as you know, we don’t participate directly in the CNG market.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Yeah.

<A – Sam Thomas – Chart Industries, Inc.>: I think there continues to be sales success, selling to Class A trucks from both CNG and LNG. With those requiring greater range being focused more towards LNG. I think our view is that both will be present for Class A trucks and that those who require range will opt towards LNG. I also think that LNG is apt to take a larger share as more LNG liquid is available for transportation fuel.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Great. And one last thing on the diesel emission requirements change in China, has that been having the desired effect. What are your customers saying on that front?

<A – Sam Thomas – Chart Industries, Inc.>: I think the view is very positive that because of the emissions requirements and the hard deadline for diesel engines, it makes the cost of an LNG powered truck comparable to a diesel powered truck and subject to build out of the infrastructure, which has been somewhat slowed down by these regulatory issues, and sufficient availability of LNG for transportation. We expect to see significant build out and a significant market share gain in the total truck population for LNG.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Great. Thank you. I’ll turn it back.

Operator: Our next question comes from the line of Martin Malloy of Johnson Rice. Your line is now open.

<Q – Martin Malloy – Johnson Rice & Co. LLC>: Good morning. Just going back to the U.S. chemical market, the orders for the type of equipment manufactured by Chart, do you think most of those orders have been placed for the buildout of the ethane crackers and derivative petchem plants?

<A – Sam Thomas – Chart Industries, Inc.>: There’s still a number of open projects. At least one ethylene cracker is reportedly going ahead that we’re bidding on. And we have high hopes for being the successful bidder on that project. There are a couple of PDF plants or propylene plants also that we’re led to believe will go forward, but I don’t anticipate new projects being announced at the frequency they were 12 months to 24 months ago. I think we’re in a period where the expectation is that the existing plants that are going forward will be built out and come on stream, and we’ll look for more clarity of the future demand picture.

<Q – Martin Malloy – Johnson Rice & Co. LLC>: Okay. And what about end market demand for gas processing and using the brazed aluminum heat exchangers there? What are you seeing in terms of the bidding activity?

<A – Sam Thomas – Chart Industries, Inc.>: I would say it’s stable and we would expect it to continue to grow, but at something like GDP growth levels – what we have seen over the past 18 months/2 years has been fairly consistent demand from this market.

<Q – Martin Malloy – Johnson Rice & Co. LLC>: Okay. Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: Sure.

Operator: Our next question comes from the line of Greg McKinley of Dougherty. Your line is now open.

<Q – Greg McKinley – Dougherty & Co. LLC>: Thank you. Sam, I wonder if you could just provide a little more color on the regulatory changes in China impacting station development. Is that having any impact on – I don’t know whether it’s the design or specs of your product or the cost of a station operator that might be changing the economics in either direction from an investment perspective?

<A – Sam Thomas – Chart Industries, Inc.>: No. The finalized regulations published for Hebei or the Beijing districts are very consistent with the stations we have been providing with two changes. One is a regulatory change that requires the dispenser to be a minimum of two meters away from the rest of the tank and pumping system, and the second is a requirement on access space around the tank within the container, both straightforward for us to deal with. For others, there are required changes to their safety systems and some of the components they utilize, so it’s not a commercial or technical issue for us to comply, but we do have the time period now of fully understanding how long it takes to go from provincial authority regulations or national authority regulation to local safety officials signing off.

<Q – Greg McKinley – Dougherty & Co. LLC>: Yeah, okay. Thank you. And then just regarding some of the drivers you’ve cited in the past as impacting the China markets, you just mentioned NS4. In the past, we talked a little bit about just the outlook for any statutory changes to natural gas or diesel pricing.

So, on those two fronts, is it still the market’s perception that the NS4 go live date is that a fixed date or any change of potential push out there. Any additional thoughts on the fuel pricing issues?

<A – Sam Thomas – Chart Industries, Inc.>: To my knowledge, there’s been no change in the implementation date of January 1 for NS4 regulation for diesel emissions. And in terms of other regulation, the drivers we have talked about earlier, the fact that natural gas prices, LNG prices seem to have stabilized or come down slightly. And that low sulfur diesel, diesel prices have had announced price increases and are expected as demand goes up because of NS4 vehicles to continue strong.

So the market drivers on economics are strong. I’m told there is more supply of natural gas available. I think that’s one of China’s biggest challenges is growing the use of LNG to get the pollution benefit in their cities as quickly as possible without consuming too much natural gas to make sure that they have enough for heating requirements in the winter.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Thank you. And then on this small scale facility you announced with Bechtel this morning, can you just walk us through how the sale process typically works there. Is Chart, when you’re selling a standardized plant, is Chart marketing directly to the company and then you bring in an EPC firm or is it the EPC firm that you’re marketing to that the company has already selected or how does that work?

<A – Sam Thomas – Chart Industries, Inc.>: Both models are in play. This project was developed in partnership with Bechtel.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Michael, can you quantify, you know, 2014 within E&C, that margin is being burdened by these base load projects. I don’t know if you have the numbers at your fingertips, but how much revenue on those type of projects will run through your P&L this year versus I think Sam mentioned it should be completed Q1 of next year, how do those revenue numbers?

<A – Michael Biehl – Chart Industries, Inc.>: $50 million in revenue for the year.

<Q – Greg McKinley – Dougherty & Co. LLC>: 50? 5 – 0?

<A – Michael Biehl – Chart Industries, Inc.>: Yes. 5 – 0 and at a single digit margin.

<Q – Greg McKinley – Dougherty & Co. LLC>: And then next year de minimis.

<A – Michael Biehl – Chart Industries, Inc.>: Yeah, next year it would be the $10 million to $15 million range depending upon there – as Sam mentioned there are some changes that we’re working on. But that may add maybe another $10 million of revenue right now, not completely determined.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. And then just the last two questions on BioMed, is it a mix shift in your product line that’s changing gross margins a little bit lower in the first half than maybe they were last year, and if not, or maybe just comment on the change there and your outlook going forward?

<A – Michael Biehl – Chart Industries, Inc.>: Well, it’s a combination of one volume because the volume is lower, so you’re not absorbing as much overhead. The other is commercial products. We had a large order last year that we shipped in the second quarter that had a high margin to it, the commercial products business in there is somewhat comparable on large projects to E&C – orders tend to be lumpy, they’re a percentage of completion, in terms of how we recognize. So, the margin profile in that business is lower this year. And then in terms of the warranty expense on the respiratory side has been at higher rate in the first half of this year, dampening margins. We think we have a good handle on that, and we’re actually reducing pretty significantly the repair costs on the stationary product line that AirSep had that we – when we acquired them, and it’s come down pretty significantly since the time we acquired them to where we are now, and we think we can continue to make progress on that, but it is having an impact on margins.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay.

<A – Michael Biehl – Chart Industries, Inc.>: At least the first half, it did.

<Q – Greg McKinley – Dougherty & Co. LLC>: Thank you. And then just the last question on BioMed is, so it’s showed some improvement sequentially from March to June. Maybe what are the bigger picture drivers there that are going to underscore a real longer term stabilization, is it – I don’t know, is it lack of reimbursement rate changes? Is it, I don’t know, inventory corrections in the channel, whatever those are, is there anything you could add to your perspective on where we are in that cycle?

<A – Michael Biehl – Chart Industries, Inc.>: It’s more inventory correction, because you’re seeing a lot of pretty significant consolidation in the distributors with our customers in terms of working through, and it’s hard to get an estimate on how much inventory and when they do these consolidations that they have on hand, but that continues to work through, as we said, we’re seeing positive signs but it’s erratic. And ultimately, it’s going to work through. People need the oxygen equipment for – that have COPD, and we think it will stabilize, but it’s not likely to happen until next year.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. All right. Thank you.

Our next question comes from the line of Pavel Molchanov of Raymond James. Your line is now open.

<Q – Justin Jenkins – Raymond James & Associates, Inc.>: Hi, guys. This is actually Justin Jenkins on for Pavel. I guess, just a quick one to start on capex, we’d seen year-to-date capex be pretty low again, would it be fair to expect a second half bump similar to last year?

<A – Michael Biehl – Chart Industries, Inc.>: Yeah, I mean, our expectation right now is that it will be in the $80 million range. We should see some pickup in the second half of the year. There has been some delays in the China expansion of regulatory things that we’re working through over there, but I would expect it to be in that $70 million to $80 million range for the year still.

<Q – Justin Jenkins – Raymond James & Associates, Inc.>: Perfect. Thank you. And then I guess secondly, Sam, you mentioned the Bakken flaring rule changes in your opening remarks, is there anything you can share from an activity perspective for the opportunities there since the rules have been changed?

<A – Sam Thomas – Chart Industries, Inc.>: Yes, we’re seeing a number of people interested in liquefiers, LNG liquefiers for that region. And also there’s quite a bit of midstream activity in terms of consideration for building condensate upgrade plants and gas processing plants, basically put in the kinds of infrastructure that more established fields have and similar to what’s available in the Eagle Ford for instance.

<Q – Justin Jenkins – Raymond James & Associates, Inc.>: Great. Thanks for the comments guys.

Operator: Our next question comes from the line of Alex Potter of Piper Jaffray. Your line is now open.

<Q – Alex Potter – Piper Jaffray & Co.>: Thanks. Hi, guys. I was wondering if you could comment a bit on D&S in North America specifically with regard to LNG station construction. What are you hearing from customers, you know, their intentions to start ramping back up, LNG stations or continuing kind of a wait and see mode?

<A – Sam Thomas – Chart Industries, Inc.>: We are building stations. Some have been going ahead as originally forecast. Some have had slight delays. I think we anticipate delivering most of the stations we have in backlog during 2014 or early 2015. I believe the view is more strongly that as more liquid becomes available and more trucks are on the road, you’ll be able to put stations into service quickly. I think the designs are fairly well finalized. There are stations available for deployment. It’s no longer a gating factor for acceptance of LNG truck.

<Q – Alex Potter – Piper Jaffray & Co.>: Okay. Got it. I was wondering also on the Wuxi costs, was just wondering if those came in as planned or if you’re calling those out because there were some unexpected costs that you hadn’t foreseen.

<A – Michael Biehl – Chart Industries, Inc.>: It was cost that we had perceived that wasn’t in our forecast originally, and we’ll have some additional startup costs in the third quarter that we have now factored into our forecast for the year.

<Q – Alex Potter – Piper Jaffray & Co.>: Okay. Very good. And then, I guess, the last question also on D&S, I was wondering if you could comment just generally speaking at this point, how much of D&S is industrial gas oriented and what’s your kind of expectation looking out over the next several quarters or a year in terms of growth rates?

<A – Sam Thomas – Chart Industries, Inc.>: I think we’re at roughly 30% of the D&S turnover is in LNG. We had that in the presentation for our Analyst Day six or eight weeks ago. And I think that at the moment, we’re circumspect about calling anything out on a quarter-to-quarter basis because of timing but would expect significant growth particularly in China in LNG related sales over the next – or in 2015 and 2016 as well as in the U.S., certainly growing at a faster pace than the industrial gas business. But we also do see good prospects for renewed growth in industrial gas particularly in the U.S. and Europe over the coming years. But I would say that we would see it moving into the 40% of sales range in the 2015, 2016 timeframe.

<Q – Alex Potter – Piper Jaffray & Co.>: Okay. Very good, thanks guys.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: I am showing there are no further questions at this time, I would like to turn the call back over to Michael Biehl for any further remarks.

Samuel F. Thomas, Chairman, President & Chief Executive Officer, Chart Industries, Inc.

Okay. It’s actually, Sam Thomas, I’ll conclude. I’d like to say thank you. We’re facing some headwinds associated with customer and regulatory delays in China. We remain positive about the long-term fundamental drivers of our business, especially growing LNG demand, and we’re committed to meet that demand in the markets we serve.

Evidenced by recent awards, we believe a positive trend continues to unfold in small to mid-scale liquefaction as the ability to get LNG to market faster is appealing to smaller regional and local entrepreneurs.

We’re well suited to meet this demand and we’re excited to serve these customers with quality products, service and dependability that we deliver day in and day out. The fundamental drivers of the spread between diesel and natural gas prices and the global availability of natural gas are intact.

New commitments are still required across all areas of the LNG value chain and this is taking longer than we thought one year ago to play out. But we remain optimistic and we’ll continue to position the company with a flexible platform dedicated to serving our customers with innovative solutions.

We continuously focus on capacity planning, project execution and operational excellence, so that we can remain the industry leader in LNG and natural gas processing solutions and technology and continue to support our industrial gas and BioMed business.

We’re convinced this is a strategy that will serve our customers well and provide superior performance to our investors.

Thank you, everyone, for listening today. Goodbye.

Operator: Ladies and gentlemen, thanks for participating in today’s conference. This concludes the program. You may now disconnect. Everyone, have a great day.